SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                        Commission File Number: 000-30546


                           NOTIFICATION OF LATE FILING

|_| Form 10-K         |_| Form 11-K         |_| Form 20-F        |X| Form 10-Q
|_| Form N-SAR

         For Period Ended: March 31, 2005

|_| Transition Report on Form 10-K          |_| Transition Report on Form 10-Q
|_| Transition Report on Form 20-F          |_| Transition Report on Form N-SAR

         For the Transition Period Ended: ______________________________________

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:_________________________
________________________________________________________________________________

                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant                     Bio-Life Labs, Inc.
Former name if applicable
Address of principal executive office       16 Concord Road
City, state and zip code                    El Paso, Texas 79909


                                     PART II
                             RULE 12b-25 (b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25 (b), the following should be completed. (Check box if appropriate.)

         |     (a)  The reasons  described in  reasonable  detail in Part III of
         |          this  form  could  not be  eliminated  without  unreasonable
         |          effort or expense;
         |     (b)  The subject annual report,  semi-annual  report,  transition
         |          report on Form 10-K,  20-F,  11-K or Form  10-Q,  or portion
         |          thereof  will be filed on or before  the 15th  calendar  day
 |X|     |          following the prescribed due date; or the subject  quarterly
         |          report or transition report on Form 10-Q, or portion thereof
         |          will be filed on or before the fifth  calendar day following
         |          the prescribed due date; and
         |     (c)  The accountant's statement or other exhibit required by Rule
         |          12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

     State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period.

     The compilation, dissemination and review of the information required to be presented in the Form 10-QSB for the relevant fiscal quarter has imposed time constraints that have rendered timely filing of the Form 10-QSB impracticable without undue hardship and expense to the registrant. The registrant undertakes the responsibility to file such quarterly report no later than five days after its original due date.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

      David Karam                       (915)                 843-2044
      -----------                       -----                 --------
        (Name)                       (Area Code)          (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                 |X| Yes |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                 |_| Yes |X| No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                               Bio-Life Labs, Inc.
                   Name of Registrant as Specified in Charter.

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  May 16, 2005                                 /s/ DAVID KARAM
                                                     ----------------
                                                     By: David Karam
                                                     Title:  President